Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-232546, 333-198833, 333-182787, and 333-129840) of our report dated August 29, 2019 on the consolidated balance sheets of Patriot Gold Corp as of May 31, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended.

Spokane, Washington

August 29, 2019